Exhibit 99.1

China North East Petroleum Holdings Ltd. Listing Compliance Plan Accepted by NYSE Amex

HARBIN, CHINA and NEW YORK, NY, June 18, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today reported that on June 15, 2010, China North East Petroleum Holdings Limited (the “Company”) received notice from NYSE Amex LLC (“AMEX”) that AMEX has accepted the Company’s compliance plan.  AMEX also granted the Company an extension until July 14, 2010 to regain compliance with AMEX’s continued listing standards.

As previously disclosed, the Company went out of compliance with AMEX’s continuing listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”) when it failed to file timely its annual report on Form 10-K for the fiscal year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010.

In response, AMEX afforded the Company the opportunity to submit a plan of compliance.  On April 29, 2010 and, as supplemented on June 6, 2010, the Company submitted a plan to AMEX that set forth the actions it had taken and would take to bring the Company into compliance with the standards set forth in Sections 134 and 1101 of the Company Guide.  Now, AMEX has determined that, in accordance with Section 1009 of the Company Guide, the Company’s compliance plan makes a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.

The Company will be subject to periodic review by AMEX staff during the extension period. Failure to make progress consistent with the compliance plan or to regain compliance with the continued listing standards by the end of the extension period could result in a delisting from AMEX.

Mr. Jingfu Li, the Company’s acting CEO commented, “We are pleased the Exchange is comfortable with our efforts to regain compliance with its continued listing standards.  The Company is looking forward to the results of the current accounting efforts and filing our delayed 10-K and 10-Q as soon as possible”.

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

United States:
Chao Jiang
Senior Vice President, Corporate Finance
Tel:   +1-212-307-3568
Email: chao.jiang@cnepetroleum.com

Bill Zima
ICR, Inc.
Tel: 203-682-8200